IN8bio Reports Third Quarter 2021 Financial Results and Provides Corporate Update

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Closed initial public offering raising net proceeds after expenses of $32.3 million.
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Added two new independent Directors and increased diversity across our Board of Directors.
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Completed patient dosing of the first cohort of a Phase 1 clinical trial of INB-100 in leukemia patients undergoing hemopoietic stem cell transplant.
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Announced peer-reviewed publication of preclinical data for INB-200 in Scientific Reports, a Nature Portfolio journal.

NEW YORK, Nov. 10, 2021 -- IN8bio, Inc. (Nasdaq: INAB), a clinical-stage biopharmaceutical company focused on the discovery and development of innovative gamma-delta T cell therapies utilizing its DeltEx platform, today announced financial results and operational highlights for the third quarter ended September 30, 2021. In addition, the Company provided an overview of recent corporate developments.

“Our IPO has provided the capital to enable us to advance our clinical programs for INB-100 in leukemia and INB-200 in newly diagnosed glioblastoma (GBM) and other solid tumors as well as progress our preclinical-stage assets,” said William Ho, Chief Executive Officer and co-founder of IN8bio. “Both of our clinical programs continue to progress and we took the opportunity during the required safety observation period for the allogeneic INB-100 trial to improve our manufacturing processes and overall gamma-delta T cell yield. We look forward to the continued advancement of our clinical and preclinical programs and to providing updates on them in the future.”

Third Quarter Business Highlights & Corporate Updates

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In July 2021, IN8bio appointed Emily Fairbairn and Luba Greenwood as two independent members of the Company’s Board of Directors. Ms. Fairbairn is currently a principal of Transcend Partners and was co-founder and CEO of Ascend Capital. Ms. Greenwood serves as Managing Partner of Binney Street Capital LLC, a venture capital fund established by the Dana Farber Cancer Institute, and as CEO of LUCA Biologics.

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In August 2021, IN8bio closed its initial public offering, in which it issued and sold 4,000,000 shares of common stock at a public offering price of $10.00 per share. The net proceeds to the Company were approximately $32.3 million, after deducting underwriting discounts, commissions and offering expenses.

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In August 2021, IN8bio completed dosing of the first cohort of INB-100, a Phase 1 clinical trial of donor-derived allogeneic gamma-delta T cells in leukemia patients undergoing haploidentical hematopoietic stem cell transplant (HSCT). No severe adverse infusion reactions, cytokine release syndrome, neurotoxicity (or ICANS) or dose-limiting toxicities were observed. Episodes of mild-to-moderate acute skin graft-versus-host-disease (GvHD) responsive to standard therapy have been observed. Additional patients will be enrolled at the first dose-level to further assess these events and any potential relationship to the ongoing positive clinical responses observed in the INB-100 treated patients. Skin biopsies were consistent with the expected pathology in post-HSCT GvHD and the vast majority of immune cell infiltration were alpha-beta T cells. All three patients treated with INB-100 continue in remission with the first two patients beyond 18- and 16-months post-transplant, respectively. The Company continues to expect to report initial results from the first cohort in this Phase 1 trial in 2022, with topline results for all cohorts in 2023.

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In September 2021, IN8bio announced the peer-reviewed publication of preclinical results that it believes provides foundational support for the use of its DeltEx Drug Resistant Immunotherapy (DRI) in newly diagnosed GBM. This work, published in Scientific Reports, a Nature Portfolio journal, focused on the use of gamma-delta T cells genetically engineered to be chemotherapy resistant through the addition of an O6-Methylguanine-DNA Methyltransferase (MGMT). Concurrent dosing of DRI cells with temozolomide (TMZ) resulted in a significant improvement in survival outcomes in mice over either monotherapy alone in both classical and mesenchymal primary high-grade gliomas.

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In October and November 2021, the Company presented updates on its programs at the 2021 Advanced Therapies Congress and at the 13th Annual Protein and Antibody Engineering Summit (PEGS) Europe.

Upcoming Scientific Presentations

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36th Annual Meeting of the Society for Immunotherapy of Cancer (SITC), November 10 - 14, 2021.

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26th Annual Meeting of the Society of Neuro-Oncology (SNO), November 18 - 21, 2021.

Third Quarter 2021 Financial Highlights

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Cash position: As of September 30, 2021, the Company had cash of $40.7 million, compared to $18.0 million as of December 31, 2020. The increase in cash was primarily due to the IPO proceeds, net of cash used by the Company in operations to advance its programs and research and development.

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Research & Development (R&D) expense: R&D expense was $1.4 million for the three months ended September 30, 2021, compared to $1.1 million for the comparable prior year period. The increase in R&D expense was primarily due to increased third-party clinical trial related activities and contract manufacturing costs for the ongoing clinical trials and increased personnel-related costs, including salaries, benefits and stock-based compensation.

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General and administrative expense: General and administrative expense was $2.0 million for the three months ended September 30, 2021, compared to $0.6 million for the comparable prior year period. The increase was primarily due to increased personnel costs, including salaries, benefits and stock-based compensation and increased legal expenses in anticipation of operating as a public company.

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Net loss: The Company reported a net loss of $3.4 million, or $0.25 per basic and diluted common share, for the three months ended September 30, 2021, compared to a net loss of $1.7 million and a net loss attributable to common stockholders of $2.2 million, or $0.60 per basic and diluted common share, for the comparable prior year period.

About IN8bio
IN8bio is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T-cell product candidates for solid and liquid tumors. Gamma-delta T-cells are a specialized population of T-cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. IN8bio’s DeltEx platform employs allogeneic, autologous and genetically modified approaches to develop cell therapies, designed to effectively identify and eradicate tumor cells.

IN8bio is currently conducting two investigator-initiated Phase 1 clinical trials for its lead gamma-delta T-cell product candidates: INB-200 for the treatment of newly diagnosed glioblastoma and INB-100 for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation. IN8bio also has a broad portfolio of preclinical programs focused on addressing other solid tumor types. For more information about IN8bio and its programs, please visit www.IN8bio.com.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the timing of initiation, progress and scope of clinical and preclinical trials for IN8bio’s product candidates; the potential of IN8nio’s DeltEx platform to discover and develop innovative product candidates; and IN8bio’s ability to achieve planned milestones, including data readouts from its trials. IN8bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks to site initiation, clinical trial commencement, patient enrollment and follow-up, as well as IN8bio’s ability to meet anticipated deadlines and milestones, presented by the ongoing COVID-19 pandemic; uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of IN8bio’s product candidates; the risk that IN8bio may not realize the intended benefits of its DeltEx platform; availability and timing of results from preclinical studies and clinical trials; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that trials and studies may be delayed and may not have satisfactory outcomes; potential adverse effects arising from the testing or use of IN8bio’s product candidates; expectations for regulatory approvals to conduct trials or to market products; IN8bio’s reliance on third parties, including licensors and clinical research organizations; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, are described in greater detail in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on September 10, 2021, as well as in other filings IN8bio may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and IN8bio expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

IN8BIO, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,
	2021	December 31,
	(unaudited)	2020
Assets
Current assets
Cash	$ 40,675	$ 17,994
Prepaid expenses and other current assets	3,202	150
Total Current Assets	43,877	18,144
Non-current assets
Property and equipment, net	302	186
Deferred offering costs	—	2,439
Right of use assets - financing leases	849	—
Right of use assets - operating leases	1,697	—
Other non-current assets	409	141
Total Non-Current Assets	3,257	2,766
Total Assets	$ 47,134	$ 20,910
Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Liabilities
Current liabilities
Accounts payable	$ 692	$ 620
Accrued expenses and other current liabilities	840	1,778
Short-term financing lease liability	464	—
Short-term operating lease liability	164	—
Loan payable, current	—	174
Total Current Liabilities	2,160	2,572
Deferred rent	—	17
Long-term financing lease liability	343	—
Long-term operating lease liability	1,593	—
Total Liabilities	4,096	2,589
Commitments and Contingencies
Convertible preferred stock, Series A	—	34,900
Stockholders' Equity (Deficit)
Common stock, par value $0.0001 per share; 490,000,000 and 50,700,000 shares authorized at September 30, 2021 and December 31, 2020; 18,754,553 and 3,764,488 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	3	1
Additional paid-in capital	69,877	1,458
Accumulated deficit	(26,842)	(18,038)
Total Stockholders' Equity (Deficit)	43,038	(16,579)
Total Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)	$ 47,134	$ 20,910

IN8BIO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$ 1,350	$ 1,057	$ 4,660	$ 3,893
General and administrative	2,041	624	4,144	2,353
Total operating expenses	3,391	1,681	8,804	6,246
Loss from operations	(3,391)	(1,681)	(8,804)	(6,246)
Net loss	$ (3,391)	$ (1,681)	$ (8,804)	$ (6,246)
Net loss attributable to common stockholders	$ (3,391)	$ (2,182)	$ (8,804)	$ (7,311)
Net loss per share attributable to common stockholders – basic and diluted	$ (0.25)	$ (0.60)	$ (1.26)	$ (2.14)
Weighted-average number of shares used in computing net loss per common share, basic and diluted	13,377,682	3,614,329	7,004,099	3,410,101

Company Contact:
IN8bio, Inc.
Charles Butler
+1 646.600.6GDT (6438)

cbutler@in8bio.com

Investors:
Solebury Trout

David Buck

+ 1 646.378.2927

dbuck@soleburytrout.com

Media:
Burns McClellan, Inc.
Robert Flamm, Ph.D. / Harrison Wong
+1 212.213.0006 - ext. 364 / 316
rflamm@burnsmc.com / hwong@burnsmc.com